Exhibit 99.1

FOR IMMEDIATE RELEASE

December8, 2016

CONTACTS:

Ed Brunot, President, MDV; EVP, SpartanNash 757-858-9395 – military inquiries

Meredith Gremel, Vice President, Corporate Affairs & Communications, SpartanNash, 616-878-2830 – media inquiries

Defense Commissary Agency selects SpartanNash to bring private label products to U.S. military commissaries

Expanded product offering to meet patrons’ request for private label options

GRAND RAPIDS, Mich., December 8 2016 – SpartanNash Company (NASDAQ: SPTN) today announced it has been selected by the Defense Commissary Agency (DeCA), which operates U.S. military commissaries worldwide, as DeCA’s partner in its new initiative to offer a variety of private label products in its commissaries.

“Our customers have been asking for private label for a long time,” said Joseph H. Jeu, DeCA’s director and CEO. “They are smart, savvy shoppers who know that private label products are cost-effective alternatives to national brands. We’re excited to help them save more at our commissaries.”

DeCA officials also anticipate the private brand offering will drive foot traffic to the commissaries.

SpartanNash was selected by DeCA following a rigorous selection process.  Key selection criteria included simplicity, ease and efficiency of implementation, cost savings, and ability to support and grow the program in the future.

“We are excited that DeCA has selected us to support this important initiative, and to provide commissaries with private label products for the first time in their history,” said Dennis Eidson, SpartanNash CEO and Chairman of the Board.  “This partnership will provide military families with quality options and the opportunity to stretch their food budget.  Many of our active duty and veterans are on a limited income, and their military benefit provides savings which are key to meeting their families’ food and household needs.  Patriotism is one of our core values, and we are extremely proud to serve our nation’s service members, their families, and military partners around the world.”

Over the next several months, DeCA will work closely with SpartanNash to begin implementation of this program.

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About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate owned retail stores, and U.S. military commissaries. SpartanNash serves customer locations in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 158 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Market, D&W Fresh Market and SunMart. Through its MDV military division, SpartanNash is the leading distributor of grocery products to military commissaries in the United States.